EXHIBIT 10(b)

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) is dated as of May 18, 2020. K. Hovnanian Companies, LLC (referred to throughout this Agreement, together with Hovnanian Enterprises, Inc. and their respective affiliates, as “Employer” or “Hovnanian”), and Lucian Theon Smith III (referred to throughout this Agreement as “Employee”), agree that:

1.     Retirement Date. Employee will remain employed by Employer in his current position as Chief Operating Officer and, unless otherwise instructed by Employer in accordance with the following sentence, continue performing his regular duties associated with such position until November 30, 2020 (the “Retirement Date”). Employee understands and agrees, however, that Employer, in its sole discretion, may request Employee to immediately cease performing work duties at any time prior to the Retirement Date if Employer deems it is in its best interest to do so. Employee will, nonetheless, be paid his base salary amounts at his current annualized rate of $668,367 until the Retirement Date. Effective as of the Retirement Date, Employee will terminate employment and resign as Chief Operating Officer and from all other board and officer positions held by Employee with Employer.

2.     Consideration. In consideration for Employee's execution of this Agreement and subject to Employee’s fulfillment of the promises contained herein, Employer agrees to make the following payments, to which Employee is not otherwise entitled:

a.     to pay Employee the lump sum amount of $416,000.00, less lawful deductions, within 15 business days after the Retirement Date.

b.     to pay Employee an annual bonus in respect of Employer’s 2020 fiscal year during January 2021 (on or about the same time as bonus payments are made to similarly situated executives), with such bonus amount to be determined by Employer in accordance with its normal practices based on Employee’s and Employer’s performance during such fiscal year; provided, however, that such bonus payment shall be not less than $1,000,000.

3.     Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Laura C. Dempsey. The revocation must be personally delivered or mailed to Laura C. Dempsey, Vice President, Human Resources, at 90 Matawan Road, 5th Floor, Matawan, NJ 07747, and delivered or postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.     General Release of Claim. Employee, Employee's heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntarily release and forever give up, to the full extent permitted by law, Employer, Employer's past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and their partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as “Released Parties” or “Released Party”), jointly and severally, of and from all claims, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement including, but not limited to, any alleged violation of:

●	The National Labor Relations Act;
●	Title VII of the Civil Rights Act;
●	Civil Rights Act of 1991;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act;
●	The Fair Credit Reporting Act;
●	The Immigration Reform Control Act;
●	The Americans with Disabilities Act;
●	The Age Discrimination in Employment Act, as amended;
●	The Rehabilitation Act;
●	The Occupational Safety and Health Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Uniformed Services Employment and Reemployment Rights Act;
●	Worker Adjustment and Retraining Notification Act;
●	Employee Polygraph Protection Act;
●	New Jersey Law Against Discrimination;
●	New Jersey Conscientious Employee Protection Act;
●	all other New Jersey State Labor Laws;
●	any other federal, state or local law or ordinance of similar effect, to the maximum extent permitted by law;
●	any public policy, contract (oral, written or implied), tort, constitution or common law;
●	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or
●	any basis for costs, fees, or other expenses including attorneys' fees.

Employee hereby releases Released Parties from any and all claims, whether sounding in contract, tort, statute or constitution, and covenants not to sue Released Parties for any and all claims. Employee understands this Release includes all claims related in any manner to Employee's employment or the cessation of that employment. Employee further understands that Employee is hereby releasing any known or unknown claim for or alleged right to discovery of information or documents of Released Parties.

Notwithstanding the foregoing, (a) this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released, and (b) nothing in this agreement prevents or precludes Employee from filing an administrative charge under any applicable statute, or participating in any investigation conducted by a government agency; however, in any such investigation or proceeding, Employee agrees that Employee will not accept monetary relief of any kind, except Employee may accept any award offered under a federal or state bounty program.

5.     Affirmations.

a.     Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Released Parties in any forum or form.

b.     Employee acknowledges and agrees that Employee has been paid all compensation due through the date of this Agreement and that the compensation amounts payable to Employee pursuant to this Agreement will fully satisfy any amounts owed to Employee for services to be performed through the Retirement Date (and that Employee will not be entitled to receive any future equity awards or other incentive awards after the date of this Agreement, other than the annual bonus amount payable pursuant to Section 2(b) hereof), except that Employee’s final paycheck will also include all unused vacation pay accrued through the Retirement Date.

c.     Employee acknowledges and agrees that this Agreement supersedes any rights he may have under his employment letter agreement with Employer dated July 24, 2015, as amended (the “Employment Agreement”), and that Employee is not and will not be entitled to receive any termination or severance payments (other than as set forth in this Agreement) pursuant to the Employment Agreement or otherwise.

d.     Employee affirms that Employee has received all leave (paid or unpaid), to which Employee may be entitled and that no other leave (paid or unpaid), is due to Employee except as provided in this Agreement.

e.     Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, other than those that are already the subject of an existing workers compensation claim.

6.     Confidentiality. Employee acknowledges that, as an officer of Employer, Employee was privy to confidential, proprietary, and/or commercially sensitive information, the disclosure of which could substantially harm Employer's interests. Employee hereby agrees to maintain the confidentiality of such information and not to disclose same except as required to comply with court or regulatory action. In the event Employee or Employee's counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via facsimile and mail, to Laura C. Dempsey, Vice President, Human Resources, at 90 Matawan Road, 5th Floor, Matawan, NJ 07747, fax (732) 842-2907, no later than seven (7) business days prior to said production or disclosure. Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of Company’s General Counsel or other officer designated by the Company.

7.     Non-Disparagement. Employee agrees not to defame, disparage or demean Employer in any manner whatsoever.

8.     Non-Solicitation of Other Employees. To the extent permitted by law, Employee agrees not to solicit, directly or indirectly, any other employee of Employer to terminate or otherwise modify or alter his or her employment with Employer for two (2) years following the Retirement Date.

9.     Cooperation. Subject to Employee's other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee's employment with Employer and/or any Released Party or Released Parties.

10.     Return of Property. Employee has returned any and all property belonging to Released Parties, including, but not limited to, cellular phones, beepers, computers, laptops, passwords for electronic access and/or to access protected documents regarding Employer business, equipment, tools, materials, Employer related manuals, training materials, written files, electronic files, keys, security cards, documents, supplies, customer lists, customer information, confidential documents, etc.

11.     Consequences of Breach/Liquidated Damages. To the extent permitted by law, if Employee breaches this Agreement, including but not limited to Employee’s obligations set forth in Sections 1, 7 and 8 above, Employer and Employee agree that Employer shall be entitled to damages in the amount equal to the aggregate amounts paid pursuant to Section 2 hereof as a reasonable anticipation of Employer's damages and not as a penalty (the “Liquidated Damages”). Such Liquidated Damages shall be deemed to be a genuine advanced estimate of the foreseeable damages to be incurred by Employer due to any breach of this Agreement. This Liquidated Damages provision is a material provision of this Agreement, and any legal fees and costs reasonably incurred in the enforcement of same shall also be recoverable by Employer.

12.     Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with federal law, and to the extent federal law is not applicable the laws of the State of New Jersey without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law. Employer and Employee agree that if any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the court shall modify the provision to the extent it is can be modified to be enforceable. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, it shall be stricken, leaving the remainder of this Agreement in full force and effect.

13.     Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

14.     Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

15.     Entire Agreement. This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between Employee and Released Parties, including, without limitation, the Employment Agreement; provided, however, that this Agreement does not supersede or affect any confidentiality, non-disclosure, non-compete, invention, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee, including, without limitation, any equity award agreements entered into by Employee that contain any such restrictive covenant provisions. The obligations of such agreements remain in full force and effect and Employee expressly acknowledges Employee's intent to adhere to the promises contained in those agreements. Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

16.     Tax Withholding. All amounts payable to Employee pursuant to this Agreement are subject to applicable tax withholdings.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS RETIREMENT AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS RETIREMENT AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ON BEHALF OF EMPLOYER

Lucian Theon Smith III	Ara Hovnanian
Chairman, President and Chief Executive Officer

Employee's Signature	Signature

Date	Date